SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

GOOD HARBOR FINANCIAL, LLC

THIS SECOND AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (the “Second Amendment”) is made and entered into as of February 17, 2017, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Good Harbor Financial, LLC, a Delaware limited liability company (the “Adviser”) located at 30 South Wacker Drive, Suite 1300, Chicago, IL 60606.

RECITALS:

WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust III and Good Harbor Financial, LLC, dated as of February 12, 2014 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual adivosry fee as a percentage of net assest of the Leland Currency Strategy Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Effective March 31, 2017, Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Leland Currency Strategy Fund	1.00%

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By:  /s/ Brian Curley

Name: Brian Curley

Title: President

Good Harbor Financial, LLC

By:  /s/ Paul R. Ingerson

Name: Paul R. Ingerson

Title: CEO